Exhibit 10.65

Amendment #1 to Employment Agreement
To Comply with the Provisions of Section 409A of the Internal Revenue Code

Brian Hodous

This Amendment #1 to Employment Agreement (this “Amendment #1”) is entered into as of December 15, 2008, by and between Brian Hodous (“Employee”) and Activision Publishing, Inc. (“Employer”).  All capitalized terms shall have the same meaning set forth in the Employment Agreement (as defined below).

RECITALS:

Employee and Employer entered into an Employment Agreement dated as of September 18, 2006 (the “Employment Agreement”).

Employee and Employer desire to amend the Employment Agreement in certain respects as set forth herein in order to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended.

AGREEMENT:

The parties hereby agree to amend the terms of the Employment Agreement as follows:

1.                                 Removal of “Beach Leave” Provision:  The Employment Agreement is hereby amended to delete Section 2(c) in its entirety.

2.                                 Bonus:  The Employment Agreement is hereby amended to delete the fifth sentence of Section 2(e) in its entirety and replace it with a new sentence to read as follows:  The Annual Bonus, if granted, shall be paid to you in a single lump sum no later than the 15th day of the third month following the end of the fiscal year to which the bonus relates.

3.                                 Disability:  Section 9(b) of the Employment Agreement is hereby amended, following the first sentence thereof, to read as follows:  In the event of your Disability during the term of this Agreement, upon said Disability, Employer shall have the right, in its sole discretion, to terminate your employment under this Agreement, subject to the provisions of Paragraph 9(d)(ii) below, and, whether or not Employer exercises such right to terminate your employment, shall be obligated to pay you the amounts set forth in Paragraph 9(c)(ii) and further comply with provisions of Paragraph 9(d)(iii).  “Disability” means that, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, you are unable to engage in any substantial gainful activity or are receiving income replacement benefits under an accident and health plan covering employees of the Company for a period of not less than three months.

4.                                 Compensation upon Death:  With respect to the compensation payable to Employee’s heirs, successors or legal representatives in the event of Employee’s death, such heirs, successors or legal representatives shall receive the compensation provided for under Sections 9(c)(i)(i), (ii), (iv) and (v) of the Employment Agreement in a single lump sum payment within 60 days of the date of Employee’s death and the compensation provided for under Section 9(c)(i)(iii) in a single lump sum on the date such bonus otherwise would have been payable.

5.                                 Compensation upon Disability:  Section 9(c)(ii) of the Employment Agreement is hereby amended to provide that Employee shall receive the compensation provided for in Section 9(c)(ii) in the event of his Disability, with the compensation provided for under Sections 9(c)(ii)(i), (ii) and (v) of the Employment Agreement to be paid to Employee in a single lump sum payment within 60 days of the date of Employee’s Disability and the compensation provided for under Section 9(c)(ii)(iii) in a single lump sum on the date such bonus otherwise would have been payable.  Section 9(c)(ii) of the Employment Agreement is hereby amended further to provide that any amounts to which Employee becomes entitled under the Employment Agreement upon a subsequent or concurrent termination of employment shall be reduced by any amounts received by Employee under this Section 9(c)(ii).

6.                                 Section 409A:  The Employment Agreement is hereby amended to add a new Section 16(r) to read as follows:  To the extent applicable, it is intended that the Agreement comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).  The Agreement will be administered and interpreted in a manner consistent with this intent, and any provision that would cause the Agreement to fail to satisfy Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A).  Notwithstanding anything contained herein to the contrary, you shall not be considered to have terminated employment with Employer for purposes of the Agreement and no payments shall be due to you under the Agreement which are payable upon your termination of employment unless you would be considered to have incurred a “separation from service” from Employer within the meaning of Section 409A.  To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Agreement during the six-month period immediately following your termination of employment shall instead be paid on the first business day after the date that is six months following your termination of employment (or upon your death, if earlier).  In addition, for purposes of the Agreement, each amount to be paid or benefit to be provided to you pursuant to the Employment Agreement shall be construed as a separate identified payment for purposes of Section 409A.  With respect to expenses eligible for reimbursement under the terms of the Agreement, (i) the amount of such expenses eligible for reimbursement in any taxable year shall not affect the expenses eligible for reimbursement in another taxable year and (ii) any reimbursements of such expenses shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A; provided, however that with respect to any reimbursements for any taxes to which you become entitled under the terms of the Agreement, the payment of such reimbursements shall be made by Employer no later than the end of the calendar year following the calendar year in which you remit the related taxes.

Except as specifically set forth in this Amendment #1, the Employment Agreement shall remain unmodified and in full force and effect.  If any term or provision of the Employment Agreement is contradictory to, or inconsistent with, any term or provision of this Amendment #1, then the terms and provisions of this Amendment #1 shall in all events control.

AGREED AND ACCEPTED:

Employee:		Employer:

Activision Publishing, Inc.

/s/ Brian Hodous		By:	/s/ George L. Rose

Brian Hodous		Name:	George L. Rose
Date:	11/19/08	Title:	Chief Legal Officer
		Date:	12/12/08